Authoriszor Limited
                                  Windsor House
                                  Cromwall Road

                                    Harrogate
                                 North Yorkshire

                                     HG1 2PW
                          Telephone No: 44 1423 630300

23rd September 1999


The Rt. Hon. Sir Malcolm Rifkind KCMG QC
Eskgrove House
Inveresk
East Lothian

EH21 7TD

Dear Sir Malcolm,

This letter is to confirm the agreement we have reached with regard to the consulting agreement with Authoriszor Ltd.

1. This agreement is between yourself and Authoriszor Ltd., though you will also be consulting for the parent company Authoriszor Inc.
2. The initial term of the agreement is to be for 2 years, after which either side can give 6 months notice.
3.   The consulting agreement will commence as of 1st October 1999.
4. Your retainer will be(pound)2,500 per month plus VAT. You will also be granted a 3 year option to acquire 200,000 Authoriszor Inc. common shares at US $1 per share.
5. You will be expected to devote an average of approximately 2 days per month on Authoriszor's affairs. Your responsibilities would include:
a. Helping the company with top level introductions in government, the armed forces, banks etc.
b. Promoting Authoriszor and its software, to the media and business community. This would include business lunches/seminars where you would be one of the guest speakers.
c. Helping in the search for a suitable person to act for Authoriszor Inc. as non-executive Chairman.

If you could confirm that the above accurately reflects our agreement, I will instruct Jenkens and Gilchrist, Authoriszor Inc.'s American Attorneys to start work on the option agreement.

                                                  Yours sincerely

                                                  Robert Jeffcock
                                             Director Authoriszor Ltd.
                                          CEO & Chairman Authoriszor Inc.